Exhibit 99.1

Stock Yards Bancorp Names Paul J. Bickel, III, to the Boards of Directors of the Company and Stock Yards Bank & Trust

LOUISVILLE, Ky.--(BUSINESS WIRE)--December 20, 2017--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that Paul J. Bickel, III, has joined the Boards of Directors for both the Company and the Bank. The addition of Bickel, which is part of the Company's board succession planning and effort to promote leadership continuity in view of mandatory retirements expected in 2019, expands both Boards to 12 directors.

"We are honored to welcome Paul Bickel to our board, and we look forward to benefiting from his community perspective and business acumen," said David Heintzman, Chairman and Chief Executive Officer. "His extensive experience in real estate and development, most of which has been focused in the greater Louisville area, as well as his executive leadership adds excellent insight to our board. Considering his viewpoint as a longtime customer of the Bank and his deep connections to our city, both in terms of business initiatives and community involvement, Paul will be an asset for us as we continue to develop strategies for long-term growth and success aimed at creating value for the Company's stockholders."

In 1981, Bickel founded and is president of U.S. Specialties, a commercial building supply company. He has served as the managing member of several real estate development organizations in the Louisville area over the past 30 years. Outside of commercial endeavors, Bickel has been very active in the Louisville community, serving in a leadership capacity on numerous area non-profit boards. Bickel is a graduate of Stetson University, where he earned a bachelor's degree in business administration.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.2 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company's website at www.syb.com.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer